UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Consent Solicitation Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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DELCATH SYSTEMS, INC.
(Name of Registrant as Specified In Its Charter)

ROBERT B. LADD JONATHAN A. FOLTZ MICHAEL KARPF, M.D. PAUL WILLIAM FREDERICK NICHOLLS FRED S. ZEIDMAN LADDCAP VALUE ASSOCIATES LLC LADDCAP VALUE PARTNERS LP

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LADDCAP ASKS STOCKHOLDERS TO REVIEW AND DECIDE FOR
THEMSELVES THE NATURE OF ANY INCONSISTENCIES AND AMENDMENTS
TO DELCATH’S CHANGE OF CONTROL ARRANGEMENT

New York, September 6, 2006 - Laddcap Value Partners LP read Delcath Systems, Inc.’s (Nasdaq: DCTH) press release of this morning which, among other things, states that the “current change of control arrangement has been disclosed in each and every annual proxy statement that the Company has provided to shareholders since April 2004.” (emphasis added). Moreover, Delcath stated that Laddcap misrepresented a transcribed court proceeding and took a word out of context.

As detailed below, from Delcath’s own filings with the Securities and Exchange Commission (the “SEC”), we note that Delcath’s disclosures regarding its change of control arrangement differs significantly from its prior public filings. These significantly different provisions were not disclosed by Delcath until after Laddcap initiated its written consent campaign to remove the current Board.

So that our fellow Delcath stockholders can decided for themselves when and if the change of control arrangement has been amended, set forth below, please find (i) an excerpt of the transcript from a court hearing held on August 29, 2006, (ii) Delcath’s disclosure of its change of control arrangement from its consent revocation statements filed with the SEC in August 2006, and (iii) Delcath’s disclosures of its change of control arrangement from its proxy statements filed with the SEC in connection with Delcath’s annual meetings held in 2006, 2005 and 2004 (each of these documents are available online at www.sec.gov).

As you review these excerpts of Delcath’s own disclosures, ask yourself the following questions:

1) In response to the court’s inquiry, as set forth in the excerpt of the transcript below, did Delcath’s attorney confirm to the court that Delcath’s change of control arrangement has been recently changed?

2) Compare the disclosure of the change of control arrangement set forth in Delcath’s consent revocation statements filed in August 2006, with the disclosure of the change of control arrangement set forth in Delcath’s proxy statement filed just a few months earlier for its 2006 annual meeting (as well as the proxy statements filed by Delcath in connection with its 2005 and 2004 annual meeting), are there material changes to the change of control arrangement?

Laddcap believes that our fellow Delcath stockholders can decide for themselves, by reviewing Delcath’s own disclosures, if there have been amendments to the change of control arrangement for Delcath’s directors and when those changes occurred.

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Excerpt from transcript of court hearing held on August 29, 2006 from which Laddcap obtained confirmation from Delcath’s lawyers that Delcath’s change of control arrangement has been recently amended (in addition, a longer excerpt has been filed today with the SEC by Delcath on Form 8-K).

Laddcap’s Attorney: Here's the greater harm: They are the incumbent board of directors; they can make changes; they can do extraordinary things right now that we cannot. They've done one already, Judge. They've changed the change-in-control provision which runs the risk of giving a greater package to management if there's a change in control. That didn't used to exist.

The Court: When was that?

Laddcap’s Attorney: I'm sorry?

The Court: When?

Laddcap’s Attorney: We first learned of that in their first preliminary consent revocation materials on August 7th.

The Court: What about that?

Delcath’s Attorney: Your Honor, I don't know the exact timing of that, but --

The Court: Recently is the answer.

Delcath’s Attorney: Recently. Your Honor, if I may, two responses to that: One, that really highlights the difference between what my adversary is talking about and what we are talking about. If they win, if at the PI hearing your Honor decides that our claims are not correct or we're wrong, and there was a change, something happened that was inappropriate, the new board can take steps to correct that. That's a normal run-of-the-mill process. That's something that can be addressed, addressed quickly, corrected. Moreover, your Honor, we are not here trying to gain anything. We are here because we believe we have very serious issues to be dealt with. While I find it odd that they, in effect, are moving for a TRO without actually putting in any papers, without making any showing, without --
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Disclosure of change of control arrangement filed by Delcath in (i) its definitive consent revocation statement filed with the SEC on August 21, 2006, and (ii) its preliminary consent revocation statement filed with the SEC on August 7, 2006, both in connection with its consent revocation campaign. Both documents available online at www.sec.gov.

Change of Control Payments

In 2003, the Compensation and Stock Option Committee approved payments to each of its directors (including officers who are also directors) in the case of a “change of control” of the Company, which is defined as any time when:

(a) any person is or becomes the beneficial owner, directly or indirectly, of more than 30% of the Company’s outstanding Common Stock;

(b) Messrs. Koly, Herschkowitz, Isdaner, Corigliano and Nevins (the “Current Directors”) (and any director who was elected by the vote of at least two-thirds of the Current Directors or directors whose election was previously so approved) cease to constitute a majority of the Board;

(c) the shareholders of the Company approve a merger or consolidation of the Company with any other company, other than (i) a merger or consolidation which would result in the Company’s Common Stock outstanding immediately prior thereto continuing to represent more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (ii) a merger or consolidation effected to implement a recapitalization of the Company in which no person acquires more than 50% of the combined voting power of the Company’s then outstanding Common Stock; and

(d) the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

Payment would, in each case, be determined by multiplying the excess of the price per share paid in the takeover transaction over $0.98 (the fair market value per share on December 11, 2003) multiplied by a number of shares (that would be subject to adjustment in the event of stock dividends, stock splits or recapitalizations). Such numbers are 500,000 in the case of Mr. Koly and 300,000 each in the case of Dr. Herschkowitz, Mr. Corigliano, Mr. Isdaner and Mr. Nevins. In the event of a change of control, each non-employee director would also receive a $100,000 cash payment in recognition of past service. See also, “Key Employee Agreement,” above.
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Disclosure of change of control arrangement filed by Delcath in its proxy statement filed with the SEC on April 24, 2006 in connection with its annual meeting held on June 13, 2006. Available online at www.sec.gov.

Change of Control Payments

In 2003, the Compensation and Stock Option Committee approved payments to its directors (including officers who are also directors) in the case of a hostile takeover of the Company. The payment would, in each case, be determined by multiplying the excess of the price per share paid in the takeover transaction over $0.98 (the fair market value per share on December 11, 2003) multiplied by a number of shares (that would be subject to adjustment in the event of stock dividends, stock splits or recapitalizations). Such numbers are 500,000 in the case of Mr. Koly and 300,000 each in the case of Dr. Herschkowitz, Mr. Corigliano, Mr. Isdaner and Mr. Nevins. In the event of a hostile takeover, each non-employee director other than Dr. Herschkowitz would also receive a $100,000 cash payment in recognition of past service. See also, "Key Employee Agreement," above.
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Disclosure of change of control arrangement filed by Delcath in its proxy statement filed with the SEC on April 29, 2005 in connection with its annual meeting held on June 14, 2005. Available online at www.sec.gov.

Change of Control Payments

In 2003, the Compensation and Stock Option Committee approved payments to its directors (including officers who are also directors) in the case of a hostile takeover of the Company. The payment would, in each case, be determined by multiplying the excess of the price per share paid in the takeover transaction over $0.98 (the fair market value per share on December 11, 2003) multiplied by a number of shares (that would be subject to adjustment in the event of stock dividends, stock splits or recapitalizations). Such numbers are 500,000 in the case of Mr. Koly and 300,000 each in the case of Dr. Herschkowitz, Mr. Corigliano, Mr. Isdaner and Mr. Nevins. In the event of a hostile takeover, each non-employee director would also receive a $100,000 cash payment in recognition of past service. See also, "Key Employee Agreements," above.
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Disclosure of change of control arrangement filed by Delcath in its proxy statement filed with the SEC on April 29, 2004 in connection with its annual meeting held on June 15, 2004. Available online at www.sec.gov.

Change of Control Payments

In 2004, the Compensation and Stock Option Committee approved payments to its directors (including officers who are also directors) in the case of a hostile takeover of the Company. The payment would, in each case be determined by multiplying the excess of the price per share paid in the takeover transaction over the fair market value per share on December 11, 2003 multiplied by a number of shares (that would be subject to adjustment in the event of stock dividends, stock splits or recapitalizations). Such numbers are 500,000 in the case of Mr. Koly and 300,000 each in the case of Dr. Herschkowitz, Mr. Corigliano, Mr. Isdaner and Mr. Nevins. In the event of a hostile takeover, each non-employee director would also receive a $100,000 cash payment in recognition of past service. See also, "Key Employee Agreements," above.

CONTACT US

If anything in this press release or in other materials you may receive from us or Delcath raises any questions for you, please contact us. We believe it is important to maintain an open and on-going dialogue with stockholders. We want to hear from you, hear your views concerning Delcath and answer any questions that you may have about our proposals or our slate of Directors. Therefore, please call, write, fax or email us your name, address, email address and number of shares of Delcath stock you held on July 27, 2006; please also include your phone number. Our contact information is set forth below or you may call our consent solicitor, The Altman Group toll free at (800) 581-5375.

PLEASE SIGN, DATE AND RETURN YOUR BLUE CONSENT CARD

If you have any questions or require any assistance in executing your written consent, please call:

The Altman Group, Inc.
1200 Wall Street West, 3rd Floor, Lyndhurst, NJ 07071
(800) 581-5375
Banks and Brokers Call Collect: (201) 806-7300

Laddcap Value Partners LP
650 Fifth Avenue, Suite 600
New York, NY 10019
(212) 259-2070
info@laddcapvalue.com

In connection with our consent solicitation, on August 17, 2006 we filed a definitive consent solicitation statement with the Securities and Exchange Commission (the “SEC”). In addition, we may file other consent solicitation materials regarding this consent solicitation. STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE CONSENT SOLICITATION STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION. Definitive consent solicitation statements and BLUE consent cards have been mailed to Delcath stockholders. Stockholders are also able to obtain a free copy of the definitive consent solicitation statement at the SEC’s website, www.sec.gov. The definitive consent solicitation statement may also be obtained free of charge from our offices by contacting us via the contact information set forth above.